UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MEASUREMENT SPECIALTIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEW JERSEY
(State or Other Jurisdiction of Incorporation or Organization)

22-2378738
(I.R.S. Employer Identification No.)

1000 Lucas Way, Hampton, Virginia	23666
(Address of Principal Executive Offices)	(Zip Code)

MEASUREMENT SPECIALTIES, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

(Full Title of the Plans)

Frank Guidone
Chief Executive Officer
Measurement Specialties, Inc.
1000 Lucas Way
Hampton, Virginia 23666
(Name and Address of Agent for Service)

(757) 766-1500
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Deferred Compensation Obligations (1)	$6,000,000	100%	$6,000,000	$772.80

(1)           The Deferred Compensation Obligations are unsecured obligations of Measurement Specialties, Inc. to pay deferred compensation in the future in accordance with the terms of the Measurement Specialties, Inc. Nonqualified Deferred Compensation Plan (the “Plan”). The amount to be registered represents the dollar amount of the compensation to be deferred and payable in the future in accordance with the Plan and participant elections.

(2)           Estimated solely for the purpose of determining the registration fee.

(3)           Calculated pursuant to Rule 457(h).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1.           Incorporation of Documents by Reference.

The following documents have been filed by Measurement Specialties, Inc., a corporation organized under the laws of the State of New Jersey (the “Registrant”), with the Commission and are incorporated herein by reference:

(a)           the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 5, 2013; and

(b)           all other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since March 31, 2013.

No Current Reports on Form 8-K furnished under Items 2.02 or 7.01 of Form 8-K are incorporated herein by reference.

All documents filed after the date hereof by the Registrant with the Commission (other than Current Reports on Form 8-K furnished pursuant to Items 2.02 or 7.01 of Form 8-K, unless otherwise indicated therein) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing; provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 2.           Description of Securities.

Under the Plan, the Registrant will provide eligible participants the opportunity to agree to the deferral of a specified percentage of their cash and/or equity compensation. The Registrant may also make discretionary contributions to participant accounts under the Plan, as determined by the Registrant in its sole discretion. The following summary of the Plan is qualified in its entirety by reference to the Plan document.

The obligations of the Registrant which arise under the Plan (the “Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding and are subject to the risks of the Registrant’s insolvency.

Amounts deferred by a participant under the Plan will be credited to a deferral contribution account which account will be used solely as a device for the measurement of amounts to be paid to the participant under the Plan and, even if set aside in a “rabbi” trust, represents an unfunded, unsecured promise by the registrant to pay such amounts in the future. Amounts contributed by the Registrant under the Plan, if any, will be credited to a discretionary contribution account in the name of the participant which account will be used solely as a device for the measurement of amounts to be paid to the participant under the Plan and, even if set aside in a “rabbi” trust, will represent an unfunded, unsecured promise to pay such amounts in the future. Participant accounts do not represent ownership, or any ownership interest in, any particular assets; however, the value of a participant’s account(s) will be adjusted in accordance with the hypothetical investment(s) chosen by the participant, as described below.

The amount of compensation to be deferred by each participating employee or non-employee director (each a “Participant”) will be determined in accordance with the terms of the Plan based on the elections made by each Participant for the respective calendar year during which services are performed for the Registrant by the Participant (each a “Performance Year”), and will be credited to the account maintained by the Registrant for the Participant. A separate account will be maintained for each Performance Year for which a Participant submits an election to defer compensation in accordance with the terms of the Plan.

Participants will at all times be 100% vested in all deferral contributions. The registrant will determine the vesting conditions, if any, with respect to discretionary contributions.

With respect to each Participant’s account(s), the account balance will be paid by the Registrant on such date as is selected by the Participant in accordance with the terms of the Plan or as otherwise provided in the Plan. The Obligations represented by the account will be indexed to one or more benchmark return options individually chosen by each Participant from a list of investment media. A Participant’s respective account balance for each Performance Year will be adjusted to reflect the investment experience, whether positive or negative, of the Participant’s selected benchmark return options, including any appreciation or depreciation. Participants may change their investment allocations (other than any deferrals of restricted stock units which will remain denominated and payable in shares of common stock of the Registrant) at any time, subject to reasonable administrative restrictions. The Obligations will be denominated and payable in United States dollars, with the exception of Participant deferrals of restricted stock units which will be denominated and payable in shares of common stock of the Registrant.

A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will or by the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account(s) as of the date of such amendment or termination.

ITEM 3.           Interests of Named Experts and Counsel.

Not applicable.

ITEM 4.           Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act (“NJBCA”) gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a director, officer, employee or agent (a “corporate agent”) against expenses and liabilities incurred in connection with certain proceedings involving the corporate agent by reason of his being or having been such a corporate agent, provided that the corporate agent must have acted in good faith and in the manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. In such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct. Subject to certain limitations, the indemnification provided by the NJBCA does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings, is permitted if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

The Registrant’s Certificate of Incorporation and Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director or officer of the Registrant who by reason of the fact that he or she is a director or officer of the Registrant, is involved in a legal proceeding of any nature. The indemnification provisions in the Registrant’s Certificate of Incorporation and Bylaws, and any indemnification agreements entered into between the Registrant and its directors or officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

ITEM 5.           Exemption from Registration Claimed.

Not Applicable.

ITEM 6.           Exhibits.

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

ITEM 7.           Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, described under “Item 6-Indemnification of Directors and Officers”, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of Virginia on this 24 day of February, 2014.

MEASUREMENT SPECIALTIES, INC.
Registrant

By:	/s/ Mark Thomson
Mark Thomson Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Mark Thomson, as attorney-in-fact and agent, with full power of substitution and re-substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Guidone	Chief Executive-Officer and Director	February 24, 2014
Frank Guidone	(Principal Executive Officer)

/s/ Mark Thomson	Chief Financial Officer	February 24, 2014
Mark Thomson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Morton L. Topfer	Chairman of the Board	February 24, 2014
Morton L. Topfer

/s/ John D. Arnold	Director	February 24, 2014
John D. Arnold

/s/ R. Barry Uber	Director	February 24, 2014
R. Barry Uber

/s/ Satish Rishi	Director	February 24, 2014
Satish Rishi

/s/ Kenneth E. Thompson	Director	February 24, 2014
Kenneth E. Thompson

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1*	Measurement Specialties, Inc. Nonqualified Deferred Compensation Plan
5.1	Opinion of DLA Piper LLP (US)
23.1	Consent of DLA Piper LLP (US) (included in its opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm
24.1	Power of Attorney (included on the signature page of this Registration Statement)

*          Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on February 19, 2014 and incorporated herein by reference.